FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT is made this 8th day of April, 1997, by and among Direct Transit, Inc., an Iowa corporation ("Seller"), Charles G. Peterson, the sole shareholder of Seller ("Peterson"), and Swift Transportation Co., Inc., an Arizona corporation ("Purchaser").

         WHEREFORE, Seller, Peterson and Purchaser have heretofore entered into that certain Asset Purchase Agreement, dated February 20, 1997; and

         WHEREFORE, Seller, Peterson, and Purchaser desire to amend certain provisions of the Asset Purchase Agreement in order to more fully and accurately set forth their agreement;

         NOW, THEREFORE, in consideration of ten dollars ($10) in hand paid by each party hereto unto the other, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, Seller, Peterson and Purchaser hereby agree as follows:

         1. Seller reaffirms its intention and acknowledges its obligation to sell, assign and otherwise transfer to Purchaser all of its rights to any Insurance Proceeds, as that term is defined in Section 4.3.1 of the Rolling Stock Acquisition Agreement, in the manner required by the Asset Purchase Agreement.

         2. Section 1.4.2(b) of the Asset Purchase Agreement is amended by deleting the word "Seller" in the fourth line thereof and inserting in its place the word "Purchaser".

         3. Section 1.3.1(f) of the Asset Purchase Agreement is amended by adding the following after the final word thereof and before the final semicolon: "; including any and all rights, claims and causes of action accruing to Seller against Schneider National, Inc. ("Schneider") as a result of Schneider's breach of any confidentiality agreement with the Seller, but only to the extent that such breach by Schneider occurs or continues after Closing (it being the intent of the parties that any damages which accrue to the Seller as a result of a breach by Schneider which occurs prior to the Closing shall belong to the Seller)".

         IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Asset Purchase Agreement on the date first above written.

SELLER                                  PURCHASER

DIRECT TRANSIT, INC.                    SWIFT TRANSPORTATION CO., INC.


By: /s/ Mark E. Ferdig                  By:/s/ William F. Riley III
-------------------------------------      -------------------------------------
Its: Vice President                     Its: Executive Vice President
    ---------------------------------       ------------------------------------

PETERSON


/s/ Charles G. Peterson
----------------------------------
Charles G. Peterson, individually

by Mark E. Ferdig
his attorney in fact
by power of attorney
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